[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.2

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

LICENSE AGREEMENT

This license agreement (“Agreement”) is by and between Mayo Foundation For Medical Education And Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“MAYO”), and Accentia Specialty Biopharmaceuticals, Inc., Accentia Specialty Biopharmaceuticals, Inc. Suite 110, Aerial Center, Morrisville, NC 27560( “ACCENTIA”); each a “Party,” and collectively, “Parties.”

WHEREAS, MAYO desires to make its patent rights and know-how available for the development and commercialization of products for public use and benefit; and

WHEREAS, ACCENTIA represents itself as being knowledgeable in providing pharmacy services and developing and commercializing biopharmaceutical products; and

WHEREAS, MAYO is willing to grant and ACCENTIA is willing to accept an exclusive license under the certain patent rights and know-how for the purpose of developing such therapeutic products for the treatment of chronic rhinosinusitis; and

WHEREAS, ACCENTIA will be solely responsible for designing, developing, marketing and selling any products in accordance with the grant of rights hereunder.

NOW THEREFORE, in consideration of the foregoing and the promises and covenants set forth below, the Parties hereby agree as follows:

Article 1.00 - Definitions

For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

1.01 “Accentia Specialty Pharmacy” shall be the Compounding Pharmacy, which is an Affiliate of ACCENTIA. As of the Effective Date, the name of this entity is Accent Rx.

1.02 “Affiliate” for MAYO shall be any corporation or other entity within the same “controlled group of corporations” as MAYO or its parent Mayo Foundation. For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entitles which, if not a stock corporation, more than 50% of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of MAYO or Mayo Foundation. MAYO’s Affiliates include, but

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are not limited to: Mayo Foundation; Mayo Collaborative Services, Inc.; Rochester Methodist Hospital; Saint Marys Hospital; Mayo Clinic Rochester; Mayo Clinic Jacksonville, Florida; St. Luke’s Hospital, Jacksonville, Florida; Mayo Clinic Arizona; Mayo Clinic Hospital, Arizona; Mayo Regional Practices, P.C., Decorah, Iowa; and Mayo Health System West Central Wisconsin and controlled or wholly-owned subsidiary corporations of all of the above.

“Affiliate” for ACCENTIA shall be an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, ACCENTIA. For purposes of this defination, “control” will mean the direct or indirect ownership of (a) at least fifty per cent (50%) or the maximum percentage. if less than fifty per cent (50%), as allowed by applicable law, of the outstanding voting securities of such entity, or (b) at least fifty per cent (50%) of the decision-making authority of such entity.

1.03 “Applicable Laws” shall be all laws, rules, regulations and guidelines within the Territory that may apply to the Development and Commercialization of an FDA Product or the performance of either Party’s obligations under this Agreement including, where applicable, U.S. export control laws and the U.S. Foreign Corrupt Practices Act.

1.04 “Commercialization” shall be all steps that must be taken to put an FDA Product on the market in the Territory after all necessary Regulatory Approvals have been obtained, including, without limitation, the manufacture, marketing and distribution of such FDA Product.

1.05 “Compound” shall be any antifungal Product, including but not limited to amphotericln-B, itraconazole or voriconanzole.

1.06 Compounding Pharmacy(ies) shall be pharmacies that provide prescription fulfillment by extemporaneous compound preparation.

1.07 “Development” shall be the process of creating and assembling the data and files necessary to obtain Regulatory Approval for an FDA Product including, without limitation, all preclinical and clinical research and trials on such FDA Product.

1.08 “Effective Date” shall be 10 February 2004.

1.09 “FDA” shall be the Food and Drug Administration.

1.10 “FDA Product” shall be a Product that is approved by the FDA or appropriate European authority for use in the Field.

1.11 “Field” shall be the treatment of chronic rhinosinusitis.

1.12 “Know-How” shall be technical information and data provided by Jens Ponlkau, M.D. to ACCENTIA that relate to the treatment of chronic rhinosinusitis.

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1.13 “License Quarter” shall begin on the Effective Date, and thereafter begins on the first day of each January, April, July and October during the Term.

1.14 “License Year” shall begin on the Effective Date, and thereafter begins on the first day of each January during the Term.

1.15 “Marketing Exclusivity” shall be any rights to which an FDA Product may be eligible in addition to or in lieu of Patent Rights including rights to exclusivity provided in 21 U.S.C. §505, 21 U.S.C. §360aa-ee, the Orphan Drug Act, the marketing exclusivity provisions of Article (8)(a) of Directive 65/65/EEC Relating to Medicinal Products and any other legislation in the Territory applicable to this Agreement providing for non-patent marketing exclusivity for any Product whether such legislation is operative on the Effective Date or becomes operative thereafter.

1.16 “Material Change” shall be

(a)	a merger or consolidation in which ACCENTIA will not be the surviving corporation, which is made without the express written consent of MAYO, not to be unreasonably withheld;

(b)	any “person” (within the meaning of Section 13(d) and Section 14(d)(2) of the Securities Exchange Act 1934) is or becomes the beneficial owner, directly or indirectly, of securities of ACCENTIA representing fifty percent (50%) plus one vote or more of the combined voting power of ACCENTIA’s then outstanding securities, which occurs without the express written consent of MAYO, not to be unreasonably withheld;

(c)	ACCENTIA becomes insolvent or bankrupt, makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors; or

(d)	any material reorganization of ACCENTIA, such that the core competency of ACCENTIA is not the commercialization of pharmaceutical product in the United States.

1.17 “Patent Rights” shall be U.S. Patent Nos. 6,207,703,6,291,500 and 6,555,566; U.S. Patent Application Serial Nos. 09/500,115 and 10/293,924; and European Application Number 98955065.2 and any continuation, continuation-in-part, division, substitution, reissue or reexamination filed after the Effective Date of this Agreement from any of the foregoing, and any patents issuing from any of the foregoing. The patents and pending applications that constitute the Patent Rights as of the Effective Date are attached hereto as Exhibit B.

1.18 “Patent Term Extensions” shall be the interim or permanent extension of the term of any patents within the Patent Rights or claims covered by any Patent Rights for any Product, including FDA Product, for which MAYO may be eligible

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under 35 U.S.C. §156 or any other U.S. or non-U.S. statute providing for extensions of patent terms.

1.19 “Patent Term Extension Information” shall be information within a non-filing Party’s possession or control which may be requested by the Party responsible for filing and prosecuting an application or petition for a Patent Term Extension, such Information as may be requested by the PTO and execution of all necessary documentation in connection therewith for the filing Party to make a timely and complete filing and prosecution of an application for a Patent Term Extension.

1.20 “Product” shall be (a) any product whose manufacture, use, sale, offer for sale or importation Infringes the Patent Rights either directly or by contributory infringement or inducement of infringement (collectively “covered”); (b) any product which is applied using any method that is covered by the Patent Rights; or (c) any method covered by the Patent Rights.

1.21 “PTO” shall be the U.S. Patent and Trademark Office or other non-U.S. entity responsible for Issuing Letters Patent and Patent Term Extensions.

1.22 “Regulatory Authorities” shall be the governmental authorities in any country in the Territory responsible for Regulatory Approvals and post-marketing surveillance of any FDA Product.

1.23 “Regulatory Approval” shall be any approvals or clearances, including any supplemental clearances or approvals required by Applicable Laws for any Commercialization, clinical experimentation or use of any FDA Product. In countries where pricing or reimbursement approval must be obtained for Commercialization of the FDA Product, “Regulatory Approval” shall also include receipt of a pricing or reimbursement approval.

1.24 “Regulatory Review Period” shall be the period of time defined in 35 U.S.C. §156(g) and applicable to any FDA Product.

1.25 “Reports” shall be written summaries for an FDA Product describing ACCENTIA’s efforts with respect to Development and Commercialization of an FDA Product, including, without limitation:

(a)	tests and research begun, ongoing or completed ;

(b)	any filings made with any Regulatory Authorities;

(c)	any plans prepared by or for ACCENTIA with regard to the Development or Commercialization of an FDA Product;

(d)	any assessment by ACCENTIA of the commercial potential of an FDA Product;

(e)	any Regulatory Approvals received;

(f)	a response to any comments that MAYO has made to any earlier Report, including of ACCENTIA’s rationale for rejecting any suggestion contained in such comments;

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(g)	any changes in the performance milestones provided to MAYO under Section 2.02 and Exhibit A;

(h)	reports or minutes of any meetings with Regulatory Authorities, whether convened in person or otherwise; and

(i)	any other major regulatory event, including but not limited to, placement of a “clinical hold” on a trial.

1.26 “Sales” shall be the amount invoiced by ACCENTIA or Accentia Specialty Pharmacy for sale of a Product or an FDA Product in the Territory to a third party that is not an Affiliate of ACCENTIA, less sales, excise or use taxes shown on the face of the invoice, less credits for defective or returned Products or FDA Products, less all regular trade and discount allowances and with respect to FDA Products, any amount actually excluded or disallowed by Medicare, Medicaid, third party payer or insurance company.

1.27 “Sublicensee Revenue” shall be all revenue received by ACCENTIA for the sublicensing of the Patent Rights, including but not limited to past damages, upfront payments, royalties and milestones.

1.28 “Term” shall begin on the Effective Date and ends, unless terminated earlier, upon the last to expire claim within the Patent Rights.

1.29 “ Territory” shall be United States and European Union.

Article 2 Development and Commercialization

2.01 Representations of ACCENTIA. As an inducement for MAYO to enter into this Agreement, ACCENTIA represents to MAYO that ACCENTIA is experienced in the Development and Commercialization of products that are equivalent to any FDA Product that will be the subject of Development and Commercialization under this Agreement. ACCENTIA also represents that it will use its best efforts to implement a program of Development and Commercialization of an FDA Product as soon as possible. To achieve this goal, ACCENTIA agrees to:

(a)	use the same degree of diligence with respect to its Development and Commercialization of an FDA Product that ACCENTIA uses with respect to the Development and Commercialization of any of its own products;

(b)	bear all costs for the Development and Commercialization of an FDA Product;

(c)	secure any available Marketing Exclusivity for an FDA Product.

(d)	comply with all Applicable Laws in performing its obligations under this Agreement, including in connection with obtaining the Regulatory Approvals; and

(e)	perform in good faith all of its obligations under this Agreement.

2.02 Development Plans and Reports. Exhibit A presents ACCENTIA’s detailed plan for Development and Commercialization of an FDA Product and

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projected performance milestones for accomplishing its plan. ACCENTIA also agrees to provide MAYO with Reports on or before May 1 and November 1 of each License Year. Such Reports shall be in sufficient detail for MAYO to determine whether ACCENTIA is using best efforts to pursue the Regulatory Approvals and to protect the rights to Marketing Exclusivity, and to determine whether ACCENTIA is using its best efforts for Commercialization of an FDA Product.

2.03 Provision of Data to MAYO. ACCENTIA shall provide MAYO or its designee, on or before May 1 and November 1 of each year, with all raw data and research on any FDA Product, which research could reasonably be used to support any filing with a Regulatory Authority with respect to an FDA Product. In the event of termination of this Agreement, ACCENTIA shall grant MAYO or its designee the written right to reference any information to a Regulatory Authority so supplied for the purpose of this Section 2.03. With respect to an FDA Product, such data and research results need not be country-specific to reasonably support a filing with a Regulatory Authority.

2.04 Receipt of Regulatory Approval. ACCENTIA shall notify MAYO within forty-eight (48) hours of receiving official notice of any Regulatory Approval for any Product.

2.05 Cochleate Technology. ACCENTIA agrees to acquire or obtain all rights owned or licensed by BioDelivery Sciences International, Inc. necessary to permit ACCENTIA to develop an FDA Product based on cochleated amphotericin-B without interference from BioDelivery Sciences International, Inc.

2.06 Disclosure of Know-How. Within a reasonable time after execution of this Agreement, MAYO shall make available to ACCENTIA the Know-How. MAYO, however, owns the materials in which the Know-How is embodied, including, but not limited to, prototypes, blueprints and plans and the Know-How shall be considered confidential information of MAYO. ACCENTIA shall have the right to confer with the inventors (so long as they are employees of MAYO or its Affiliates) for such reasonable periods and at such times that are mutually convenient, and as approved by MAYO.

Article 3.00 - Grant Of Rights

3.01 Grant. Subject to Section 3.03, MAYO grants to ACCENTIA:

(a)	i. In the United States, an exclusive, non-sublicensable, royalty-bearing license under the Patent Rights to use, offer for sale, sell, develop, manufacture and have manufactured, amphotericin-B and derivatives thereof as an FDA-Product;

ii.	In the European Union, an exclusive, sublicensable with MAYO’s written permission, royalty-bearing license under the Patent Rights to use, offer for sale, sell, develop, manufacture and have manufactured, amphotericin-B and derivatives thereof as an FDA Product;

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(b)	an exclusive license (sublicensable only in accordance with Section 3.02 below) in the Territory to use, offer for sale, sell, import and manufacture, but not have manufactured, Products, excluding FDA Products, for use in the Field; and

(c)	a nonexclusive license to use the Know-How to develop, manufacture, use and sell Products and FDA Products in the Field.

The Parties agree that Accentia Specialty Pharmacy will be the only ACCENTIA Affiliate that will sell Product and FDA Product in the United States.

For the avoidance of doubt, the license granted under Section 3.01(a) hereto is only for amphotericin-B and derivatives thereof, and not for any other antifungal drugs and ACCENTIA agrees not to seek FDA approval for any Product other than amphotericin-B for use in the treatment of chronic rhinosinusitis.

The license grant under Section 3.01(b) hereto and any sublicenses, both with respect to a specific Product thereunder, shall both automatically terminate upon the date ninety (90) days after marketing approval by the FDA of such Product for use in the Field.

3.02 Sublicenses.

(a)	ACCENTIA shall have the right to sublicense Compounding Pharmacies that are not Affiliates the rights under Section 3.01 (b) hereto to manufacture, use, offer for sale and sell Compounds solely as non-FDA-approved Products, for use within the Field, provided that any such sublicense agreement shall be subject to MAYO’s prior written approval. ACCENTIA shall use reasonable commercial efforts to identify potential sublicensees and negotiate and grant such sublicenses and will take MAYO’s advice and counsel regarding potential sublicensees. ACCENTIA shall not have the right to sublicense to any entity affiliated with ACCENTIA without MAYO’s prior written consent.

(b)	Any sublicensee will agree not to seek FDA approval for any Product or Compound.

(c)	Sublicenses to Compounding Pharmacies shall be granted on a Compound- by-Compound basis. Such sublicenses shall be granted for a period of twelve (12) months and shall be subject to renewal for additional twelve (12)-month periods, until an FDA Product is available. Any sublicense shall provide that the sublicense for each Compound shall automatically terminate as set forth in this Section 3.02(c).

(d)	All sublicenses shall contain provisions of the same scope as set forth herein for the benefit of MAYO, including without limitation name use and indemnification, and provide that any such sublicenses may either be terminated or will revert to MAYO as set forth in Section 7.06 hereto should this Agreement terminate. ACCENTIA shall not grant any paid-up license or accept equity in consideration, directly or indirectly, for such sublicenses, without MAYO’s prior written approval.

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3.03 Reservation of Rights. The grant of rights in Section 3.01 hereto is subject to:

(a)	the rights of the United States government, if any, in the Patent Rights and MAYO’s and its Affiliates’ reserved. irrevocable and royalty free right under the Patent Rights to manufacture, have manufactured, and use, but not to sell or offer to sell, any Products, including FDA Products, solely in connection with MAYO’s and its Affiliates’ educational, research and clinical programs. For the avoidance of doubt, MAYO reserves the right to continue to sell Products to MAYO’s customers that exist as of the Effective Date; and

(b)	In the event of the departure of Jens Ponlkau, M.D. from MAYO, Dr. Ponlkau’s reserved, non-excluslve, royalty free right to use the Patent Rights within the geographic location of the medical facility, with which he is then employed, but without the right to sell or sublicense said Patent Rights to other third parties; and the reserved nonexclusive, royalty free right of the medical facility by which Dr. Ponikau is employed, to use the Patent Rights solely for internal noncommercial purposes at said medical facility and solely during the period of Dr. Ponikau’s employment, such nonexclusive right to terminate with the termination or Dr. Ponikau’s employment at said medical facility.

3.04 All Other Rights Reserved. This Agreement does not grant a license to any patent or patent application not defined in the Patent Rights, or to any Patent Rights outside the Field or Territory. Except as granted in Section 3.01, no other license is granted by MAYO under any intellectual property rights owned or controlled by MAYO, including any patents, know-how, copyrights, proprietary information and trademarks. All such rights are expressly reserved by MAYO. ACCENTIA acknowledges that in no event will this Agreement be construed as an assignment by MAYO to ACCENTIA of any intellectual property rights.

3.05 Option. MAYO grants ACCENTIA a first option to negotiate for a license for (a) the Patent Rights to develop amphotericin-b and derivatives thereof in the field of the treatment of asthma and (b) an immunotherapeutic for chronic rhinosinusitis (i.e. a therapy, if developed, that would mute a patient’s response to antigen). Should MAYO receive an inquiry from a third party regarding the commercial development of a product in either of these areas, MAYO shall so inform ACCENTIA and will postpone negotiations with said third party for thirty (30) days to permit MAYO and ACCENTIA to negotiate a license agreement for the technology represented by either (a) or (b) above. If a license is not concluded within the said thirty (30) days, MAYO shall have no further obligation to ACCENTIA regarding the technology under negotiation.

3.06 Confidentiality. During the Term, and for a period of three (3) years thereafter, ACCENTIA agrees to keep confidential by not disclosing to any third party any information (i) relating to this Agreement, including the financial terms and conditions thereof, or (ii) transmitted to ACCENTIA by MAYO, including the Know-How, ACCENTIA may use this information solely as necessary for complying with the terms and conditions of this Agreement. The obligations of non-disclosure and non-use will not apply when and to the extent such information:

(a)	becomes part of the public domain through no action or fault of ACCENTIA; or

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(b)	was in ACCENTIA’s possession before disclosure by MAYO, as demonstrated by ACCENTIA’s written records, and was not acquired, directly or indirectly, from MAYO; or

(c)	was received by ACCENTIA from a third party having a legal right to transmit such information.

(d)	is required to be disclosed under law or federal regulation provided that ACCENTIA provides adequate notice to MAYO of the proposed disclosure in order to permit MAYO to determine whether to protect the information from disclosure as applicable, e.g. a protective order, and provided further that such disclosure is only of the scope necessary to comply with the law or federal regulation.

At MAYO’s request, ACCENTIA will cooperate fully with MAYO, except financially, in any legal actions taken by MAYO to protect its rights in the Patent Rights and Mayo’s information disclosed hereunder.

For avoidance of doubt, any violation of ACCENTIA’s obligations stated in this Section 3.06 constitutes a material breach of this Agreement.

3.07 Purchase at Cost. To the extent permitted by law and federal regulation, MAYO may, at its sole option, purchase an FDA Product in any quantity at cost from ACCENTIA for use within MAYO’s and its Affiliates’ educational, research and clinical programs.

Article 4.00 - Consideration and Royalties.

4.01 Consideration. ACCENTIA will pay MAYO a cumulative up-front royalty of [*] DOLLARS (US $[*] ) as consideration for entering into this Agreement, according to the following schedule:

(a)	[*] DOLLARS (US $[*]) paid five (5) business days of the Effective Date;

(b)	[*] DOLLARS (US $[*]) on or before 1 May 2004; and

(c)	[*] DOLLARS (US $[*]) on or before the earlier of 1 October 2004 or the effective date of the first sublicense executed by ACCENTIA.

This initial royalty is nonrefundable, and is not an advance or creditable against any other royalties or payments otherwise due under this Agreement.

4.02 Earned Royalties. ACCENTIA will pay MAYO earned royalties (“Earned Royalties”) according to the following schedule:

(a)	[*]% of Sales of an FDA Product;

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(b)	[*]% of Sales of all Products other than FDA Products; and

(c)	[*]% of Sublicensee Revenue; provided that for purposes of sales of FDA Product in the European Union, ACCENTIA shall pay MAYO [*]% the amount invoiced by any ACCENTIA sublicensee to a third party, less the deductions permitted in the definition of Sales in Section 1.26

The Earned Royalties are payable as described In Section 5.01. In the event that ACCENTIA is required to take a third party royalty-bearing license to permit the commercialization of Products of FDA Product, MAYO agrees to meet with ACCENTIA and discuss in good faith, on a case by case basis, whether to revise the royalty rates to accommodate the third party royalty.

4.03 Minimum Royalties. In order for ACCENTIA to maintain the exclusive license granted under Section 3.01(b) hereto ACCENTIA will pay MAYO minimum royalties of [*] (US [*]) in calendar year 2005, according to the following schedule;

(a)	$[*] on or before 31 March 2005;

(b)	$[*] on or before 30 June 2005;

(c)	$[*] on or before 30 September 2005; and

(d)	$[*] on or before 31 December 2005,

The Earned Royalties due and accrued under Section 4.02(b) and (c) within calendar year 2005 are fully creditable against minimum royalties due for said calendar year 2005. If the Earned Royalties do not equal or exceed the minimum royalty due, ACCENTIA will pay the difference or the exclusive license granted pursuant to Section 3.01(b) hereto shall become nonexclusive.

4.04 Patent Cost Reimbursement. ACCENTIA shall pay MAYO ONE HUNDRED FIFTY THOUSAND DOLLARS (US $150,000) within five (5) business days of the Effective Date, as partial reimbursement of MAYO’s costs to obtain the Patent Rights. This payment is nonrefundable, and is not an advance or creditable against any other payment otherwise due under this Agreement.

4.05 Milestone Royalties. ACCENTIA shall pay Milestone Royalties to MAYO in relation to the development of an FDA Product, according to the following schedule:

a.	Start of Phase III (i.e. enrollment of the first subject in the first trial designed to serve as pivotal in a registration with the FDA)	$[*] $[*]

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b.	Filling of NDA	$[*]

c.	Product Launch	$[*]

Should ACCENTIA be the first company to obtain approval for an FDA Product, the Milestone Royalty specified in Section 4.05(c) hereto shall not be due.

4.06 Interest. Any payment that is not made on or before the date when due under this Agreement shall accrue interest thereon from and including such date and until but excluding the date of payment at the rate of one and one-half percent (1.5%) per month, or, if such rate is in excess of the rate then permitted by Applicable Laws, at the highest rate so permitted.

4.07 Taxes. ACCENTIA is responsible for all taxes (other than net income taxes), duties, import deposits, assessments and other governmental charges, however designated, which are now or hereafter will be imposed by any authority in or for the Territory, (a) by reason of the performance by MAYO of its obligations under this Agreement, or the payment of any amounts by ACCENTIA to MAYO under this Agreement; (b) based on the Patent Rights or use or sale of Products, including FDA Products; or (c) which relate to the import of Products, including FDA Products, into the Territory.

4.08 No Deductions. All payments to be made by ACCENTIA to MAYO under this Agreement represent net amounts MAYO is entitled to receive, and will not be subject to any deductions or offsets for any reason whatsoever. If such payments become subject to taxes, duties, assessments or fees of any kind levied in the Territory, such payments from ACCENTIA will be increased to the extent that MAYO actually receives the net amounts due under this Agreement.

4.09 U.S. Currency. All payments to MAYO under this Agreement will be made by draft drawn on a United States bank, and payable in United States dollars.

4.10 Material Breach. It shall be a material breach of this Agreement if ACCENTIA falls to make any payment or report under this Agreement when such payment is due.

Article 5.00 - Accounting and Reports.

5.01 Payment. ACCENTIA will deliver to MAYO on or before the following dates: 1 February, 1 May, 1 August, and 1 November, a written report stating Sales on which Earned Royalties are based for the preceding License Quarter, or stating the status of development of Products and FDA Products and of preparations to market Products and FDA Products if marketing has not yet begun. Each such report will be accompanied by the Earned Royalty payment due for such License Quarter.

5.02 Accounting. ACCENTIA will keep complete, true and accurate books of accounts and records sufficient to support calculation of Sales and all royalties payable to MAYO under this Agreement, such books and records will be kept at

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ACCENTIA’s principal place of business for at least three (3) years after the end of the License Year to which they pertain, and will be open at all reasonable times for inspection by a representative of MAYO for verification of royalty statements or compliance with other aspects of this Agreement. The MAYO representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to ACCENTIA. In the event such audit reveals an underpayment by ACCENTIA, ACCENTIA will within thirty (30) days pay the royalty due in excess of the royalty actually paid. In the event the audit reveals an underpayment by ACCENTIA of more than five percent (5%) of the amount due, ACCENTIA will pay interest on the royalty due in excess of the royalty actually paid at the highest rate then permitted by law. In either event, ACCENTIA will pay all of MAYO’s costs in conducting the audit. Failure by ACCENTIA to make any payment required under this Section 5.02 constitutes a material breach of this Agreement

Article 6.00 - Warranties and Indemnification.

6.01 Use of Name and Logo. ACCENTIA will not use publicly for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of MAYO or its Affiliates, including, but not limited to, the terms “Mayo®,” “Mayo Clinic®,” and the triple shield Mayo logo, or any simulation, abbreviation, or adaptation of the same, or the name of any MAYO employee or agent, without MAYO’s prior, written, express consent. MAYO may withhold such consent in MAYO’s absolute discretion. Violation of this Section 6.01 constitutes a material breach of this Agreement.

6.02 Representations of MAYO. MAYO hereby represents and warrants that:

(a)	MAYO either owns or licenses all of the Patent Rights and has the exclusive right to grant licenses and sublicenses therefore without the consent or approval of any third party;

(b)	To the best of MAYO’s knowledge, all the Patent Rights are in full force and effect and have been maintained to date;

(c)	to the best of MAYO’s internal patent counsel’s knowledge, without the duty to inquire, MAYO is not aware of any written asserted or unasserted claim or demand against the Patent Rights;

(d)	MAYO has not entered into any agreement with any third party which is in conflict with the rights granted to ACCENTIA pursuant to this Agreement.

6.03 No Warranties. Nothing in this Agreement will be construed as:

(a)	a warranty or representation by MAYO as to the validity or scope of any of the Patent Rights; or

(b)	an obligation to bring or to prosecute actions against third parties for infringement of the Patent Rights; or

(c)	a warranty or representation that the manufacture, use, sale, offer for sale or importation of any Product, or the use or practice of any of the Know-How or Patent Rights are free from infringement or misappropriation of a third party’s intellectual property rights.

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6.04 Disclaimer. EXCEPT AS PROVIDED IN SECTION 6,02 HEREIN, MAYO HAS NOT MADE AND PRESENTLY MAKES NO PROMISES, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, REGARDING THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THE PRODUCTS, KNOW-HOW OR PATENT RIGHTS, THE INFORMATION AND PATENT RIGHTS PROVIDED OR LICENSED UNDER THIS AGREEMENT ARE PROVIDED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND ACCENTIA EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE OR WARRANTY OF ANY KIND RELATING TO THE PRODUCTS, KNOW-HOW OR PATENT RIGHTS. ACCENTIA Is solely responsible for determining whether the Patent Rights and Know-How licensed hereunder have applicability or utility in ACCENTIA’s manufacturing and design activities, ACCENTIA assumes all risk and liability in connection with such determination.

6.05 Indemnification. ACCENTIA will defend, indemnify and hold harmless MAYO and MAYO’s Affiliates from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including but not limited to attorneys fees and other expenses of litigation), regardless of the legal theory asserted, arising out of or connected with: (a) use by ACCENTIA of Patent Rights and Know-How licensed under this Agreement; (b) design, manufacture, distribution, use, sale or other disposition of Products, (Including without limitation FDA Products), by ACCENTIA or Its transferees or sublicensees; and (c) any obligation of ACCENTIA hereunder.

As used in Sections 6.05 and 6.06, MAYO and Its Affiliates Include the trustees, officers, agents and employees of MAYO and its Affiliates. The Parties agree that the indemnity stated In this Section 6.05 should be construed and applied in favor of indemnification. ACCENTIA will, during the Term, carry occurrence-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by ACCENTIA hereunder, such amount being at least FIVE MILLION DOLLARS (US $5,000,000). In addition, such policy will name MAYO as an additional-named insured.

6.06 Waiver of Subrogation. ACCENTIA expressly waives any right of subrogation that it may have against MAYO resulting from any claim, demand, liability, judgment, settlement, costs, fees (including attorneys’ fees) and expenses for which ACCENTIA has agreed to Indemnify MAYO and Its Affiliates or hold MAYO and its Affiliates harmless under this Agreement.

6.07 Additional Waivers. ACCENTIA AGREES THAT MAYO WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY PERFORMANCE UNDER THIS AGREEMENT, WHETHER TO ACCENTIA OR A THIRD PARTY. IN NO EVENT WILL MAYO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF

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MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO CASE WILL MAYO’S LIABILITY OF ANY KIND EXCEED THE TOTAL ROYALTIES WHICH HAVE ACTUALLY BEEN PAID TO MAYO BY ACCENTIA AS OF THE DATE OF FILING OF THE ACTION AGAINST MAYO WHICH RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES.

Article 7.00 - Term and Termination.

7.01 Term. This Agreement will enter into effect as of the Effective Date and, unless terminated earlier, expire upon expiration of the Term.

7.02 Termination for Breach. If ACCENTIA commits a material breach of this Agreement, including without limitation any breach identified in this Agreement as a material breach, MAYO may notify ACCENTIA in writing of such breach and ACCENTIA will have thirty (30) days after such notice becomes effective as set forth in Section 10.05 to cure such breach to MAYO’s satisfaction. If ACCENTIA fails to cure such breach, MAYO may, at its option, terminate this Agreement in whole or in part by sending ACCENTIA written notice of termination.

7.03 Termination for Other than Material Breach

(a)	Default of Development and Commercialization Obligations. In the event that ACCENTIA does not meet the developmental timeline specified in Exhibit A hereto, ACCENTIA agrees to promptly consult with MAYO in order to agree upon a Development and Commercialization plan that will be satisfactory to MAYO. In the event that the Parties cannot agree upon such a modified plan within ten (10) business days of such notification, the license granted in Section 3.01(a) hereto shall become nonexclusive as of the end of said ten (10) day period. ACCENTIA agrees to do all things and acts reasonably requested by MAYO to ensure that reversion of all exclusivity rights takes place promptly.

(b)	Termination for Material Change. This Agreement will automatically terminate, without notice, upon a Material Change, unless otherwise noted in Section 1.17.

(c)	Termination for Failure to file NDA. If ACCENTIA has not filed a New Drug Application (“NDA”) on or before 10 February 2009 or does not pay MAYO TEN MILLION DOLLARS (US $10,000,000), exclusive of any royalties or payments made by ACCENTIA previously hereunder on or before 17 February 2009, all licenses granted in Section 3.01 hereto shall terminate, and any existing sublicenses shall, upon MAYO’s choice, terminate or revert to MAYO.

7.04 Effect of Termination or Expiration. Upon termination or expiration of this Agreement, all licenses granted hereunder shall immediately terminate and all

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sublicenses granted hereunder may be terminated or revert to MAYO, upon MAYO’s choice.

7.05 Survival. The following obligations survive the expiration or termination of this Agreement:

(a)	ACCENTlA’s obligation to supply reports and data covering the time period up to the date of termination or expiration;

(b)	MAYO’s right to receive payments, fees, and royalties accrued or accruable from payment at the time of any termination or expiration;

(c)	ACCENTlA’s obligation to maintain records, and MAYO’s right to have those records inspected;

(d)	any cause of action or claim of MAYO, accrued or to accrue, because of any action or omission by ACCENTIA; and

(e)	ACCENTlA’s obligations stated in Sections 3.06, 3.07, 6.01, 6.03 through 6.07, 7.05 and Article 10,

Article 8.00 - Patent Filing, Prosecution and Maintenance

8.01 Maintenance of the Marketing Exclusivity Rights. ACCENTIA shall be responsible for taking all necessary steps to prosecute, perfect and maintain the Marketing Exclusivity Rights for an FDA Product, including taking any actions necessary to ensure that the Parties will receive notification within time limits to protect the Marketing Exclusivity Rights, including, but not limited to, providing the Regulatory Authorities with all requisite Information about any rights to any Patents relating to a FDA Product, whether they arise before or after a Regulatory Approval.

8.02 Patent Term Extensions

(a)	Agency. MAYO hereby appoints ACCENTIA as its sole agent for the purposes of filing Patent Term Extension for U.S Patent No 6,555,566 and any other patents within the Patent Rights MAYO may designate. ACCENTIA will do all things useful or necessary in order to seek and obtain such Patent Term Extension. ACCENTIA will not seek and will not become an agent seeking Patent Term Extension for any third party on any Product, including FDA Product. In the event this Agreement is terminated or the exclusivity of the license for FDA Product is terminated, ACCENTIA hereby irrevocably grants to MAYO the exclusive right to rely on any Regulatory Review Period for any Product. In the event of any request from the PTO for assurances that MAYO, has the right to rely on the Regulatory Review Period, this section shall be conclusive evidence of ACCENTlA’s consent that MAYO has such right for any Product. ACCENTIA may not transfer, assign, license, mortgage or hypothecate in whole or in part to any person, whether voluntarily or Involuntarily its right to a Regulatory Review Period for any Product without the prior written consent of MAYO.

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(b)	Assistance. ACCENTIA agrees to do all things that MAYO determines are necessary to ensure the timely and complete filing and prosecution of any application for a Patent Term Extension with the PTO for any Product. ACCENTlA’s duties shall include, but not be limited to, providing MAYO with the Patent Term Extension Information.

(c)	Time of the Essence. The Parties agree that, due to the statutory and regulatory deadlines for filing Patent Term Extensions, time is of the essence for the performance of all acts and obligations under this Section 8.02.

(d)	Choice of Patents. In the event that more than one patent within the Patent Rights for an FDA Product could be the subject of an application for a Patent Term Extension, ACCENTIA agrees to permit MAYO to select the patent.

8.03 Disclosure of Research Information in Regulatory Filings. Nothing contained herein is intended to prevent either Party from using confidential information to make filings with Regulatory Authorities to obtain Regulatory Approvals, to prosecute patents within the Patent Rights for any Product hereunder or in disclosure documents prepared by either Party to comply with applicable securities laws; provided, however, that the Parties agree to notify the other Party and obtain its prior consent before making such disclosures.

8.04 Patent Prosecution. MAYO will have the sole right to prepare, file, prosecute, maintain, abandon, terminate or otherwise handle the Patent Rights in its sole discretion, at MAYO’s expense. MAYO will have no liability to ACCENTIA for any act or omission in the preparation, filing, prosecution, maintenance, enforcement or other handling of the Patent Rights. MAYO shall afford ACCENTIA the opportunity to review and comment upon office actions and continuations, contilnuations-in-part and divisional filings that relate solely to the treatment of chronic rhinosinusitis. MAYO will not abandon all applications with the Patent Rights that can claim the benefit of the filing date of 22 October 1998 without first affording ACCENTIA an opportunity to assume prosecution of such application at ACCENTlA’s cost for the benefit of MAYO.

Article 9.00 - Patent Rights Enforcement.

9.01 Infringement by Third Party. ACCENTIA will promptly inform MAYO of any suspected infringement of any Patent Right, and MAYO and ACCENTIA will have the right to institute an action for Infringement of the Patent Rights consistent with the following;

(a)	If MAYO and ACCENTIA agree to institute suit jointly, then the suit will be brought in the names of both Parties. ACCENTIA will exercise control over such action, provided, however, that MAYO may, If it so desires, be represented by counsel of its own selection, and at its own expense.

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(b)	In the absence of an agreement to institute a suit jointly, MAYO may institute suit and, at its option, join ACCENTIA as a plaintiff. MAYO will bear the entire cost of such litigation, Including attorneys’ fees. ACCENTIA will cooperate reasonably with MAYO, except financially, in such litigation.

(c)	In the absence of an agreement to institute a suit jointly, and if MAYO determines not to institute a suit, as provided in paragraph. (b) of this Section 9.01, then ACCENTIA may institute suit upon MAYO’s approval. In such case, ACCENTIA will bear the entire cost of such litigation, including attorneys’ fees and shall be permitted to credit one-third of such expenses to Earned Royalties on a yearly basis. MAYO will cooperate reasonably with ACCENTIA, except financially, in such litigation and ACCENTIA will indemnify MAYO and its Affiliates, including the trustees, officers, agents, and employees of the foregoing, in respect to any damages or other costs of any type arising out of or relating to such enforcement.

(d)	ACCENTIA will not settle or enter into a voluntary disposition of the action without MAYO’s prior written consent.

9.02 Third Party litigation. In the event a third party institutes a suit against ACCENTIA for patent infringement involving an FDA Product, ACCENTIA will promptly inform MAYO and keep MAYO regularly informed of the proceedings. In the event the third party sues or joins MAYO, MAYO will have the right to control the defense of the suit. Each Party will bear its own costs of the suit and any recovery will be shared equally by the Parties.

9.03 Patent Marking. To the extent commercially feasible, ACCENTIA will mark all Products that are manufactured or sold under this Agreement with the number of each issued patent with the Patent Rights that cover such Product(s). Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

Article 10.00 - General Provisions.

10.01 Assignment and Subcontract. ACCENTIA is strictly prohibited from assigning its obligations or rights under this Agreement without MAYO’s prior, express, written consent, which consent shall not be unreasonably withheld. Any other attempted assignment or subcontract is void. This Agreement is personal to the Parties.

10.02 Waiver. The failure of either Party to complain of any default by the Other Party or to enforce any of such Party’s rights, no matter how long such failure may continue, will not constitute a waiver of the Party’s rights under this Agreement. The waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the Parties.

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10.03 Governing Law and Jurisdiction. This Agreement is made and performed in Minnesota. It is governed by Minnesota law, but specifically not including Article 2 of the Uniform Commercial Code as enacted in Minnesota. This is not an Agreement for the sale of goods. In addition, no Minnesota conflicts-of-law or choice-of-laws provisions apply to this Agreement. The exclusive fora for actions between the Parties in connection with this Agreement are the State District Court sitting in Olmsted County, Minnesota, or the United States Court for the District of Minnesota. ACCENTIA agrees unconditionally that it is personally subject to the jurisdiction of such court.

10.04 Headings. The headings of articles and sections used in this document are for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement unless the context requires otherwise.

10.05 Notices. All notices and other business communications between the Parties related to this Agreement shall be in writing, sent by certified mail, addressed as follows:

If to MAYO:

Mayo Foundation for Medical Education and Research

200 First Street SW

Rochester, Minnesota 55905-0001

Attn: Susan L. Stoddard, Ph.D.

Office of Technology Commercialization, Mayo Medical Ventures

507-284-7787 (voice)

507-284-5410 (fax)

email: sstoddard@mayo.edu

With a copy to:	Mayo Legal Department
Attn: General Counsel

If to ACCENTIA:

Attn: Frank E. O’Donnell, Jr

Chairman and CEO

Accentla Specialty Blopharmaceuticals

709 The Hamptons Lane

Town and Country, Mo, 63017

314 579 9725

314 434 7030 (fax)

email: feomdjr@ao|.com

Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing. Either party may change its address or facsimile number by giving written notice in compliance with this section.

10.06 Independent Contractors. It is mutually understood and agreed that the relationship between the Parties is that of independent contractors. Neither

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Party is the agent, employee, or servant of the other. Except as specifically set forth herein, neither Party shall have nor exercise any control or direction over the methods by which the other Party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease, or equity relationship, expressly or by implication, between the Parties.

10.07 Entire Agreement. This Agreement constitutes the final, complete and exclusive agreement between the Parties with respect to its subject matter and supercedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the Parties

10.08 Unenforceable Provision. The unenforceability of any part of this Agreement will not affect any other part. This Agreement will be construed as if the unenforceable parts had been omitted.

10.09 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

10.10 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

10.11 Amendments. This Agreement may not be amended or modified except by a writing signed by both Parties and identified as an amendment to this Agreement.

10.12 Nondisclosure. Neither Party will disclose any of the financial terms of this Agreement without the express, prior, written consent of the other Party, or unless required by law.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH:

/s/ Rick F. Colvin		2/10/04
RICK F. COLVIN		DATE
ASSISTANT TREASURER

ACCENTIA:

/s/ Frank E. O’Donnell, Jr.		2/10/04
NAME:	FRANK E. O’DONNELL, JR MD	DATE
TITLE:	CHAIRMAN & CEO

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EXHIBIT A

DEVELOPMENT MILESTONES

Meeting with the FDA	Within [*] of the Effective Date

File IND	Within [*] of the Effective Date[1]

Should FDA require Phase I or II studies

Start Phase I	Within [*] of approval of IND by FDA

Start Phase II	Within [*] of clearance from FDA to proceed

Start Phase III	Within [*] of clearance from FDA to proceed

File NDA	Within [*] of completing registration Phase III study, subject to Section 7.03(c) hereto

Should FDA permit moving directly to Phase III studies

Start Phase III	Within [*] of approval of IND by FDA

File NDA	Within [*] completing registration phase III study, subject to Section 7.03(c) hereto.

[1]	The IND may be filed up to [*] from the Effective Date in the event that: (a) the FDA has agreed to initiate clinical trial under the IND with a Phase III protocol, and (b) the FDA consequently requires chronic toxicology data to support the original IND.

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EXHIBIT B

PATENT AND PATENT APPLICATIONS

CONSTITUTING PATENT RIGHTS AS OF THE EFFECTIVE DATE

FIRST AMENDMENT

First Amendment to the License Agreement between Accentia Specialty Biopharmaceuticals, Inc. (“ACCENTIA”) and Mayo Foundation for Medical Education and Research (“MAYO”) and release of claims (“Amendment”).

Whereas, the parties entered into a license agreement, effective February 10, 2004 (“License Agreement”);

Whereas, the parties desire to amend the License Agreement, including an expansion of the Territory and the addition of a new indication to the Field;

Whereas, the parties acknowledge the execution of the Consent and Agreement, and upon execution of this Amendment, that the License Agreement is in good standing and that neither party is in breach; and

Whereas, in consideration thereof, including ACCENTIA and its Affiliates’ release, waiver and discharge of any claims they may have against MAYO and its Affiliates for payments related to Products that may have accrued prior to the Effective Date of this Amendment and the revised payments as set forth below, the parties agree as follows.

1. The first paragraph of the License Agreement is hereby replaced with the following: “This license agreement (“Agreement”) is by and among Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“MAYO”) and Accentia Biopharmaceuticals, Inc. and Accentia Specialty Pharmacy, Inc., a subsidiary of Accentia, Inc., both Florida corporations having a place of business at 5310 Cypress Center Drive, Suite 101, Tampa, Florida, 33609 (collectively, “ACCENTIA”); each a “Party”, and collectively, “Parties”.

2. The definition of “Field” is replaced in its entirety with: ““Field” shall be the treatment of chronic rhinosinusitis and/or asthma.”

3. The definition of “Know-How” is replaced in its entirety with: ““Know-How” shall mean technical information and data provided by Jens Ponikau, M.D., or any other MAYO employee working with Dr. Ponikau and ACCENTIA, that relate to the treatment of chronic rhinosinusitis and/or asthma.”

4. The definition of “Territory” is replaced in its entirety with: ““Territory” shall mean worldwide.”

4.1 The following provisions shall be added to the end of Section 1.16:

(e) Notwithstanding anything herein to the contrary, none of the events described in Section 1.16(a), (b) and (d) shall constitute a Material Change if (i) ACCENTIA is a public reporting company under the Securities Exchange Act of 1934, (ii) at least one of the core competencies of ACCENTIA is the commercialization of pharmaceutical products in the United States, (iii) such event does not have an adverse effect upon the Mayo name as reasonably determined by MAYO and (iv) such event does not result in MAYO losing any of its rights or protections under this Agreement.

(f) If a Material Change occurs, other than a Material Change under Section 1.16(c), MAYO may notify ACCENTIA in writing of such breach and ACCENTIA will have thirty (30) days after such notice becomes effective as set forth in Section 10.05 to cure such breach to MAYO’s satisfaction. If ACCENTIA fails to cure such breach, MAYO may, at its option, terminate this Agreement in whole or in part by sending ACCENTIA written notice of termination.

4.2 The reference to “Section 1.17” in Section 7.03(b) of this Agreement shall be deleted and replaced with “Section 1.16.”

4.3 Section 1.17 is revised to insert “foreign counterparts of the foregoing including” before “European Application No. 98955065.2”.

4.4 Section 1.26 is revised to delete “with respect to FDA Products,” and to insert at the end of the last sentence “for a Product or FDA Product”.

5. The first sentence of Section 2.06 is replaced with: “Within a reasonable time after execution of this Agreement, MAYO shall make available to ACCENTIA the Know-How relating to chronic rhinosinusitis and within a reasonable time after execution of this Amendment, Mayo will make Know-How relating to asthma available to ACCENTIA.”

5.1 Section 3.01(a) is replaced with: “In the Territory, an exclusive, sublicensable with MAYO’s written consent, royalty-bearing license under the Patent Rights to use, offer for sale, sell, develop, manufacture and have manufactured, amphotericin-B and derivatives thereof as an FDA Product;”

6. The second to last paragraph in Section 3.01 is revised to include “and/or asthma” after “chronic rhinosinusitis” and includes “and its derivatives” after “amphotericin-B”.

7. The “or” in the last line of Section 3.03(b) is replaced with “of”.

7.1 The following sentence is added to Section 3.06 after Subsection (d): “MAYO agrees that ACCENTIA plans to file a registration statement under the Securities Act of 1933 and that it is not prohibited or restricted by this Section 3.06 from making any disclosure of or regarding this Agreement required by law. Any use of the Mayo name will require approval as set forth in Section 6.01.”

8. The introduction to Section 4.01 is amended to change “[*] DOLLARS (US $[*])” to “[*] DOLLARS (US $[*]).” Section 4.01 (c) is replaced with:

“[*] DOLLARS (US $[*]) payable as follows:

(i) [*] DOLLARS ($[*]) on or before November 11, 2004; and

(ii) [*] DOLLARS ($[*]) on or before December 15, 2004.”

9. The first sentence of Section 4.02 (a) is revised to insert “for treatment of chronic rhinosinusitis” after “Product”.

10. The following sentence is added to the last sentence of Section 4.02: “The Earned Royalty for Sales of FDA Products for Asthma shall be [*] of such Sales.”

11. Section 4.03 is replaced with: “In order for ACCENTIA to maintain the licenses granted under Article 3.00, ACCENTIA will pay MAYO minimum royalties of [*] in calendar year 2005, according to the following schedule:

(a) [*] on or before March 31, 2005;

(b) [*] on or before June 30, 2005;

(c) [*] on or before September 30, 2005; and

(d) [*] on or before December 31, 2005.

The Earned Royalties due and accrued under Section 4.02(b) and (c) within calendar year 2005 are fully creditable against minimum royalties due for said calendar year 2005. If the Earned Royalties do not equal or exceed the minimum royalty due, ACCENTIA will pay the difference by the time each such payment is due. Should the Minimum Royalties actually paid to Mayo in 2005, when such royalties are due, exceed the Earned Royalties paid for such periods, MAYO shall credit ACCENTIA this amount toward future Earned Royalties until credited in full. Failure to make the payments when such payments are due constitutes a material breach of this Agreement.

12. Section 4.04 is revised to include the following sentence after the first sentence: “ACCENTIA will pay MAYO an additional [*] DOLLARS ($[*]) within thirty (30) days of the first to occur of ACCENTIA’s initial public offering or April 1, 2005.”

13. The lead-in sentence of Section 4.05 is replaced with: “ACCENTIA shall pay Milestone Royalties to MAYO in relation to the development of an FDA Product for chronic rhinosinusitis, according to the following schedule:”

14. Section 4.05(b) is revised by replacing: [*] with [*]

The following sentence is added to the end of Section 4.05: “These payments are non-refundable and are not an advance or creditable against any royalty or other payment otherwise due under this Agreement.”

16. New Section 4.11 is added: “Milestone Royalties, Asthma. ACCENTIA shall pay Milestone Royalties to MAYO in relation to the development of an FDA Product for asthma according to the following schedule:

a. $[*] upon completion of the first human clinical study with a minimum of twenty-five (25) patients showing positive results for treatment of asthma;

b. $[*] upon filing of the initial IND for asthma;

c. $[*] upon filing of the initial NDA for asthma; and

d. $[*] within ninety (90) days after the first commercial sale of the initial FDA Product for asthma. These payments are non-refundable and are not an advance or creditable against any royalty or other payment otherwise due under this Agreement.”

17. New Section 4.12 is added: “Stock. ACCENTIA will pay MAYO an up-front royalty of TWO MILLION FOUR HUNDRED THOUSAND (2,400,000) shares of Series E Convertible Preferred Stock (the “Shares”), pursuant to the terms of a subscription agreement, dated December     , 2004 by and between ACCENTIA and MAYO, on or before 15 December, 2004. This payment of shares is nonrefundable, and is not an advance or creditable against any royalty or other payment otherwise due under this Agreement.”

18. New Section 6.08 is added: “Authorization. All corporate action on the part of ACCENTIA necessary for the due authorization, execution and delivery of this Agreement, and for the due authorization and issuance of the Shares, has been taken. This Agreement is the legal, valid and binding agreement of ACCENTIA, enforceable in accordance with its terms. The execution, delivery and performance by ACCENTIA of this Agreement and the issuance of the Shares will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, the articles of incorporation or bylaws of ACCENTIA, any agreement to which ACCENTIA is a party or by which it is bound, or any law to which ACCENTIA is subject. The Shares, when issued pursuant to the terms of this Agreement, will be validly issued and outstanding, fully paid, nonassessable shares and shall be free and clear of all pledges, liens, encumbrances and restrictions.”

18.1 Section 7.02 is revised to insert after the last sentence: “Except as otherwise provided in Section 7.03(a), if ACCENTIA fails to cure a material breach of its obligations under this Agreement relating to chronic rhinosinusitis, the license in the Field of chronic rhinosinusitis will be terminated, and/or if ACCENTIA fails to cure a material breach of its obligations under this Agreement relating to asthma, the license in the Field of asthma will be terminated.”

18.2 In Section 7.03(a), the second sentence is amended to add “for that indication (i.e., chronic rhinosinusitis or asthma)” after “shall become nonexclusive.”

18.3 In Section 8.04 the third sentence is revised to add “and/or asthma” after “treatment of chronic rhinosinusitis.”

19. ACCENTIA, on behalf of itself and its AFFILIATES (including Accentia Specialty Biopharmaceuticals, Inc.) hereby releases, waives and forever discharges MAYO and its AFFILIATES from any and all claims, causes of action, obligations and the like ACCENTIA and its AFFILIATES may have that MAYO or its AFFILIATES owes any money or other consideration to ACCENTIA for the manufacture, sale or use of any Products prior to the Effective Date of this Amendment. ACCENTIA represents and warrants to MAYO and its AFFILIATES that it has the legal power and right to agree to the foregoing on behalf of itself and its AFFILIATES (including Accentia Specialty Biopharmaceuticals, Inc.).

20. The Effective Date of this Amendment is December 12, 2004.

21. Exhibit A is revised in the “File IND column” from “[*]” to “[*]” ACCENTIA may purchase one (1) month extensions by paying MAYO FIVE THOUSAND DOLLARS (US $5,000) for each extension prior to the date which such deadline ends. Exhibit A is also revised to include the same Development Milestones for Asthma, wherein the Effective Date is and the relevant dates are calculated from the date which is the earlier of the completion of the 25 patient uncontrolled clinical trial referenced in Subsection 4.11 (a) that demonstrates clinical and statistical efficacy or [*] from the Effective Date of this Amendment. The revised Exhibit A is attached hereto.

22. Section 3.05(a) is deleted.

23. Section 10.09 is revised to insert after the last sentence: ACCENTIA hereby assumes all of Accentia Specialty Biopharmaceuticals, Inc.’s obligations and liabilities arising under this Agreement as it may be amended from time to time.

“ACCENTIA” Accentia Biopharmaceuticals, Inc.

By:	/s/ Frank O’Donnell

Accentia Specialty Pharmacy, Inc.

By:	/s/ Steve Arikian

Mayo Foundation for Medical Education and Research

By:	/s/ Sherry Hubert
Asst. Secretary

Exhibit A

Development Milestones

Development Milestones for Chronic Rhinosinusitis

Meeting with the FDA	Within [*] of the Effective Date
File IND	Within [*] of the Effective Date
Should FDA require Phase I or II studies
Start Phase I	Within [*] of approval of IND by FDA
Start Phase II	Within [*] of clearance from FDA to proceed
Start Phase III	Within [*] of clearance from FDA to proceed
File NDA	Within [*] of completing registration Phase III study, subject to Section 7.03(c) hereto

Should FDA permit moving directly to Phase III studies
Start Phase III	Within [*] of approval of IND by FDA
File NDA	Within [*] of completing registration phase III study, subject to Section 7.03(c) hereto.

Development Milestones for Asthma

Meeting with the FDA	Within [*] of the Effective Date
File IND	Within [*] of the Effective Date
Should FDA require Phase I or II studies
Start Phase I	Within [*] of approval of IND by FDA
Start Phase II	Within [*] of clearance from FDA to proceed
Start Phase III	Within [*] of clearance from FDA to proceed
File NDA	Within [*] of completing registration Phase III study
Should FDA permit moving directly to Phasse III studies
Start Phase III	Within [*] of approval of IND by FDA
File NDA	Within [*] of completing registration phase III study

Exhibit A

SUBSCRIPTION AGREEMENT

Dear Sirs:

1. SUBSCRIPTION. Pursuant to Section 4.12 of the Amendment to the License Agreement between Mayo Foundation for Medical Education and Research (“MAYO” or “Subscriber”), Accentia Biopharmaceuticals, Inc. (the “Company”) and Accentia Specialty Pharmacy, Inc. First Amendment dated December 23, 2004 (as amended, the “License Agreement”), MAYO hereby subscribes for Two Million Four Hundred Thousand (2,400,000) shares of Series E Convertible Preferred Stock of the Company (“Series E Preferred Shares”) pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended. The Series E Preferred Shares shall be fully paid on the date of issuance.

2. REPRESENTATIONS.

2.1 Subscriber represents and warrants to the Company as follows:

(a) It is acquiring the Series E Preferred Shares for investment and not with a view for resale or distribution of the shares;

(b) it agrees that the right to transfer the Series E Preferred Shares and the shares of Common Stock into which the shares of Series E Preferred Shares may be converted (the “Converted Shares”), is restricted in accordance with state and federal securities laws;

(c) Subscriber is an “accredited investor” as defined in Regulation D promulgated under the Securities Act;

(d) The per-share purchase price of the shares of Series E Preferred Shares was established by negotiation between the Company and Subscriber and Subscriber may experience substantial dilution to my investment;

(e) the Series E Preferred Shares and the Converted Shares are not publicly traded over any recognized exchange or at all, and there can be no assurance that the Company’s securities will ever be publicly traded and that the Series E Preferred Shares being subscribed for hereunder are considered by Subscriber to be non-tradable and illiquid;

(f) The Company is subject to a high degree of risk; and

(g) Subscriber did not use, and is not obligated to pay any commission or other fee to, any finder or broker in connection with this transaction.

2.2 The Company represents and warrants to Subscriber as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida;

(b) The Company has all requisite corporate power and authority to own and operate its properties and to carry on its business as presently conducted and as proposed to be conducted;

(c) The Company has all requisite legal and corporate power (i) to execute and deliver this Agreement and all listed exhibits hereto, (ii) to issue the Series E

Preferred Shares hereunder, (iii) to issue the Converted Shares at conversion of the Series E Preferred Shares, and (v) to carry out and perform its obligations under the terms of this Agreement;

(d) The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, operations, assets, liabilities, properties, prospects, condition or affairs, financially or otherwise;

(e) The Series E Preferred Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid, non assessable and free of any liens or encumbrances and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws. Based in part upon the representations of Subscriber in this Agreement, the Series E Preferred Shares and the Converted Shares will be issued in compliance with all applicable federal and state securities laws. The Converted Shares issued upon conversion of the Series E Preferred Shares will be duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Company’s Amended and Restated Articles of Incorporation, as amended to date (the “Articles”), shall be duly and validly issued, fully paid, non assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws, and issued in compliance with all applicable securities laws, as presently in effect, of the United States and each of the states whose securities laws govern the issuance of any of the Series E Preferred Shares or the Converted Shares. The terms of the Series E Preferred Shares and Converted Shares as set forth in the Articles are legally binding obligations of the Company and are enforceable in accordance with their terms. No documentary stamp tax, or similar tax, is or will be imposed on the Company’s issuance of the securities issued or issuable in connection with this Agreement or the transactions contemplated hereunder under any state or local government or authority;

(g) The Company has delivered to Subscriber its unaudited consolidated financial statements for the fiscal years ending September 30, 2003 and September 30, 2004 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2004 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, individually and in the aggregate would not have a material adverse effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP;

(h) The Company has made available to Subscriber all the information reasonably available to the Company and that Subscriber has requested for deciding whether to acquire the Series E Preferred Shares, including the Financial Statements, the Amended and Restated Articles of Incorporation, as amended to date, the Bylaws as amended to date, a summary capitalization chart dated November 15, 2004 and a business plan dated November 29, 2004 (the “Business Plan”). The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan; and

(f) The Company did not use, and is not obligated to pay any commission or other fee to, any finder or broker in connection with this transaction;

3. IPO. While the Company anticipates that it may in the future conduct an initial public offering (“IPO”) of its shares of common stock, except as otherwise provided in the Investors’ Rights Agreement, dated December 23, 2004 by and among MAYO and the Company (the “Investors’ Rights Agreement”), no promise, representation or warranty has been made or given to Subscriber with regard thereto including, but not limited to, the timing, terms, ultimate completion or success of any such future IPO. Except as otherwise provided in the Investors’ Rights Agreement, Subscriber acknowledges that in connection with any future IPO by the Company, Subscriber will be required to enter into certain undertakings and/or agreements as required by the Company or its underwriter(s). In connection with any such future IPO and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Subscriber agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Series E Preferred Shares or Converted Shares (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such managing underwriters, to execute a lock-up agreement in substantially the same form as the lock-up agreements executed by the other holders of the Company’s Convertible Preferred Stock and to execute a waiver in substantially the same form (excluding those provisions which are not applicable to MAYO) as the other holders of the Company’s Convertible Preferred Stock.

4. INVESTIGATION. Subscriber has relied upon its own independent investigation in connection with this subscription. Subscriber has had access to all the following information:

(a) All books and financial records of the Company and its subsidiaries;

(b) All material contracts and documents relating to the Company and its subsidiaries;

(c) All financial statements of the Company and its subsidiaries;

(d) An opportunity to question each of the officers, directors, consultants and others affiliated with the Company and its subsidiaries; and.

Subscriber does not require a prospectus or full disclosure offering or private placement memorandum concerning the Company or its subsidiaries. Subscriber is relying upon its right of access to information and documents and right to ask questions in connection with the subscription hereunder. The foregoing, however, does not limit or modify the representation and warranties of the Company in Section 2 of this Agreement or the right of the Subscriber to rely thereon.

5. DISCLOSURE. Section 517.061(1 1)(a)(5) of the Florida Securities Act provides as follows:

“When sales are made to five or more persons in this State (i.e. - Florida), any sale in this State (i.e. - Florida) made pursuant to this subsection is voidable by the purchaser in such sale, either within three (3) days after the first tender of consideration is made by said purchaser to the issuer, an agent of the issuer or an escrow agent, or within three (3) days after the availability of that privilege as communicated to such purchaser, whichever occurs later.”

6. CLOSING. This Subscription Agreement shall be closed on or before December    , 2004. At closing the Company shall deliver to Subscriber a certificate (the “Certificate”) representing the Series E Preferred Shares.

7. COSTS. Each party shall bear its own costs.

8. INSTRUCTIONS. Subscriber requests that the Certificate be registered in the name(s) printed below. Delivery will be made to the address printed below:

Name:	Mayo Foundation for Medical Education and Research

Address:	___________________________________

___________________________________

IN WITNESSETH WHEREOF, the parties for good and valuable consideration in hand received set their hand and seal as of this      day of December 2004.

Acceptance of Subscription

Accentia Biopharmaceuticals, Inc.	Mayo Foundation for Medical Education and Research

By: ________________________________	__________